Exhibit 99.1

Enveric Biosciences Selects Australian CRO, Avance Clinical, in Preparation for Phase 1 Study of EB-373

EB-373, a proprietary psilocin prodrug, is on track to start its first-in-human clinical trial in the fourth quarter of 2023

CAMBRIDGE, Mass., March 23, 2023 – Enveric Biosciences, Inc. (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, today announced that it has entered into an agreement with Avance Clinical, an Australia-based contract research organization (CRO) with US operations, for its planned Phase 1 clinical trial of EB-373, the company’s lead candidate targeting the treatment of anxiety disorders. The Phase 1 clinical trial is expected to initiate in the fourth quarter of 2023.

Under the agreement, Avance Clinical will manage the Phase 1 clinical trial of EB-373 in coordination with Enveric’s newly established Australian subsidiary, Enveric Therapeutics Pty, Ltd. The Phase 1 clinical trial is designed as a multi-cohort, dose-ascending study to measure the safety and tolerability of EB-373. EB-373, a next-generation proprietary psilocin prodrug, has been recognized as a New Chemical Entity (NCE) by Australia’s Therapeutic Goods Administration (TGA) and is currently in preclinical development targeting the treatment of anxiety disorder.

“With our Australia subsidiary established, we are actively preparing to initiate the planned Phase 1 trial of EB-373 and are pleased to have Avance Clinical as our CRO partner, given the company’s proven expertise and experience managing early-stage clinical programs in Australia,” said Joseph Tucker, Ph.D., Director and CEO of Enveric Bioscience. “EB-373 has the potential to bring much-needed innovation to the treatment of anxiety disorder, which is underserved by current therapeutic options. We are eager to evaluate the potential of EB-373 in this first-in-human Phase 1 clinical trial as an initial step towards building a broader pipeline of proprietary psilocin prodrugs and other innovative, psychedelic-inspired compounds for a range of mental health conditions.”

“We are excited to work with Enveric and are eager to leverage the expertise we’ve gained from managing early-stage clinical programs in Australia to empower the development of EB-373,” said Dr. Jemma Lawson, Director of Clinical and Project Operations for Avance Clinical. “We look forward to being a valued partner to Enveric in the execution of the EB-373 clinical program and ensuring the highest quality data is generated to support global regulatory filings.”

About EB-373

Enveric’s lead drug candidate, EB-373, is a New Chemical Entity (NCE), designed as a next-generation proprietary psilocin prodrug and developed leveraging its Psybrary™ drug discovery platform to target anxiety disorders. In preclinical studies, EB-373 interacted effectively with different types of serotonin receptors, including the serotonin 5-HT2A receptor resulting in the induction of the characteristic head twitch response in mice. In an animal behavioral model of anxiety, the Marble Burying Test in chronically stressed mice, EB-373 was able to promptly rescue the rate of marble burying on day 1 in line with the control rate at baseline, with lasting benefits up to the end of the experiment 7 days post-dose.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, EB-373, is a next-generation prodrug of psilocin, the active metabolite of psilocybin. EB-373 is the lead drug candidate from the EVM201 Series, currently advancing through preclinical development to treat anxiety disorders. Enveric is also advancing its third generation of therapeutics, the EVM301 Series, which aims to eliminate the psychedelic experience and remove unwanted effects, reduce safety concerns, and offer a novel and holistic approach to treating central nervous system disorders. Enveric is headquartered in Naples, FL, with offices in Cambridge, MA, and Calgary, AB, Canada. For more information, please visit www.enveric.com.

About Avance Clinical

Avance Clinical is the largest premium full-service Australian and US CRO delivering quality clinical trials, with globally accepted data, in Australia, New Zealand and the US for international biotechs. The company’s clients are biotechs in their early phases of drug development that need fast, agile, and adaptive solution-oriented clinical research services. For more information, please visit www.avancecro.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of not purely historical statements, including any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to successfully spin-off its cannabinoid assets; the ability to achieve the value creation contemplated by technical developments; the impact of the novel coronavirus (COVID-19) on Enveric’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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